                                 EXHIBIT NO. 4

                             TELEFLEX INCORPORATED
                          DEFERRED COMPENSATION PLAN
                          --------------------------

          This is the TELEFLEX INCORPORATED DEFERRED COMPENSATION PLAN, as amended and restated effective January 1, 1999 (the "Plan"), that Teleflex Incorporated, a Delaware corporation (the "Corporation"), maintains to provide its directors with a deferred compensation arrangement and that the Corporation and its participating affiliates maintain to provide certain of their employees with such an arrangement.

        1. Effective Date. The Plan was effective January 1, 1995. This
           --------------
amendment and restatement is effective January 1, 1999. "Fiscal Year" means each twelve-consecutive month period beginning on January 1 and ending the following December 31 during which the Plan is in effect.

        2. Eligibility. Any director of the Corporation, and any employee of the
           -----------
Corporation or a participating affiliate who is designated by the Corporation as a Key (Management) Employee, shall be eligible to participate herein (hereinafter referred to as a "Participant").

        3. Annual Retainer Deferrals. Prior to the beginning of a Fiscal Year, a
           -------------------------
Participant who is a director entitled to receive an annual retainer from the Corporation for service on the Corporation's Board of Directors may elect to defer receipt of any whole percent of his or her retainer payable during that Fiscal Year.

        4. Salary and Bonus Deferrals. Prior to the beginning of a Fiscal Year,
           --------------------------
a Participant who is an employee may elect to defer receipt of any whole percent (2% minimum to 50% maximum) of his or her base salary, commissions or other regularly paid cash compensation payable during that Fiscal Year. In addition, such a Participant may elect to defer receipt of any whole percentage (10% minimum to 75% maximum) of his or her annual discretionary bonus which otherwise would be payable during that Fiscal Year.

        5.  Restricted Stock and Option Deferrals.
            -------------------------------------

            a. Restricted Stock. Prior to the beginning of a Fiscal Year in
               ----------------
        which a restricted stock award is scheduled to be made by the Corporation's Board of Directors under the Teleflex Incorporated 1990 Stock Compensation Plan or any stock compensation plan subsequently adopted by the Corporation (the "Stock Plan"), a Participant who is potentially eligible to receive such an award in such year may elect to defer receipt of any whole number of shares (10% minimum to 100% maximum) of the award under this Plan. Any rule under the Stock Plan relating to risk of forfeiture of shares awarded under the Stock Plan shall continue to apply to any portion of an award the receipt of which is deferred under this Plan.

        b. Options. A Participant may elect to defer receipt of shares which
           -------
        would otherwise be received upon the exercise of a nonqualified stock option awarded under the Stock Plan in accordance with procedures established by the Plan Administrative Committee and with the approval of the Compensation Committee of the Corporation's Board of Directors.

        c. Dividends and Stock Splits. Cash dividends paid with respect to
           --------------------------
        shares deferred under this Paragraph 5 and any cash paid in lieu of fractional shares shall be deferred in the same manner as salary and bonus deferrals under Paragraph 4. Stock dividends and stock splits paid with respect to deferred shares shall also be deferred and held and paid under the Plan, in the same manner as deferred shares.

        6. Deferred Benefits. Any amounts deferred by a Participant pursuant to
           -----------------
Paragraph 3 or Paragraph 4, and cash dividends and cash payable in lieu of a fractional share that are deferred pursuant to Paragraph 5, and any shares deferred by a Participant pursuant to Paragraph 5, as adjusted for stock dividends and splits, shall constitute the deferred benefits ("Deferred Benefits") payable hereunder. Deferred Benefits shall be credited to a notional account ("Account") established for each Participant by the Committee.

        7.  Investments.
            -----------

        A Participant's Account (other than shares deferred under Paragraph 5) shall be credited with earnings, gains and losses based on the Participant's investment elections. The Participant's investment elections shall be made annually and shall indicate (in 5% increments) how the Participant's Account (other than shares deferred under Paragraph 5) and future amounts credited to his or her Account should be deemed invested among the options available under the Plan.

        The investment options available under the Plan are:

                a. Fixed Income Option. Amounts deemed invested in this option
                   -------------------
        shall be credited with interest during a Fiscal Year at a rate equal to 1.5% plus the five-year U.S. Treasury Bond yield as published in the Wall Street Journal on the last business day of the November preceding
        -------------------
        the beginning of the Fiscal Year. Such interest shall be credited on a quarterly basis in arrears to Participants' Accounts.

                b. Teleflex Common Stock Option. Amounts deemed invested in this
                   ----------------------------
        option will be valued as if the amounts were invested in shares of Teleflex Incorporated common stock, par value $1 per share, and all dividends received on such shares were reinvested in shares of such stock.

        8. Funding. In order to meet its obligations hereunder, the Corporation
           -------
and any participating affiliate may, but shall not be required to, set aside or earmark an amount necessary to provide for payment of Participants' Account balances. In any event, the obligations of the Corporation and any participating affiliate hereunder shall constitute general, unsecured obligations, payable solely out of their respective general assets, and no Participant shall have any right to specific assets. This shall be considered an "unfunded" arrangement for purposes of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

        9.  Distributions.
            -------------

            a. A Participant's Account balance shall be distributed or commence to be distributed to a Participant within 30 days after (1) the date the Participant dies, becomes disabled or terminates employment for any other reason, or (2) the distribution date elected by the Participant (an "Alternative Date"). The Alternative Date elected by a Participant shall be no earlier than the first day of the fifth calendar year following the date of the Participant's election. An Alternative Date may be revised by the Participant, provided that (1) such revision occurs at least twelve months prior to the original Alternative Date, and (2) the new Alternative Date is no earlier than the first day of the fifth calendar year following the date of such revision.

            b. A Participant shall elect the manner in which his or her Account balance will be distributed when he or she first elects to participate in the Plan. Distribution may be made in a lump sum payment or in approximately equal annual installments over either a five or ten-year period. The form of payment elected may be revised by a Participant, provided that such revision occurs at least twelve months prior to the date on which payment of his or her Account balance is to commence.

            c. The Corporation may permit a Participant to elect a distribution prior to the time specified in subparagraph (a) under the circumstances set forth in Treas. Reg. (S) 1.457-2 (h)(4) and (5), as determined by the Committee.

            d. The unpaid balance in a Participant's Account at his or her death shall be paid to the beneficiary designated by the Participant or, in the absence of an effective beneficiary designation, to his or her estate.

        10. Administration of the Plan. The Corporation shall appoint a Plan
            --------------------------
Administrative Committee ("Committee"), which shall have full power and authority to interpret, construe and administer the Plan and the Committee's interpretation and construction hereof, and actions hereunder, or the amount or recipient of the payment to be made herefrom, shall be binding and conclusive on all persons for all purposes. In this connection, the Committee may delegate to any individual, the duty to act for the Committee hereunder. No director, officer or employee of the Corporation shall be liable to any person for any action taken or omitted in connection with the interpretation and administration of the Plan unless attributable to his or her own willful misconduct or lack of good faith.

        11.  Amendments.
             ----------

             a. The Corporation, through the Compensation Committee of the Corporation's Board of Directors, reserves the right to amend the Plan at any time, in any manner whatsoever, after delivery of written notification to all Participants then having an amount credited to an Account hereunder of its intention and the effective date thereof; provided, however, that no amendment shall have the effect of reducing a Participant's Account balance before the later of the date of the Compensation Committee's action or the effective date of the amendment, as determined in accordance with the provisions of the Plan in effect immediately before such date.

             b. All amendments to the Plan shall be evidenced by a written document executed by an executive officer of the Corporation.

        12. Change of Control. If one of the events listed in Paragraphs 12a to
            -----------------
12d occurs, the Corporation and each participating affiliate shall contribute to a grantor trust meeting the requirements of section 671 of the Internal Revenue Code of 1986, as amended, within 30 days thereafter, an amount equal to the entire Account balance standing to the credit of each Participant who was a director of or employed, or formerly employed, by them or any of them.

            a. Any person, entity or group of persons, within the meaning of section 13(d) or section 14(d) of the Securities Exchange Act of 1934 ("Act"), or any comparable successor provisions shall acquire beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Act) of 20 percent or more of either the outstanding shares of common stock or the combined voting power of the Corporation's then outstanding voting securities entitled to vote generally.

            b. The approval by the stockholders of the Corporation of a reorganization, merger, or consolidation, in each case, with respect to which persons who were stockholders of the Corporation immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50 percent of the combined voting power in the election of directors of the reorganized, merged or consolidated Corporation.

            c. A liquidation or dissolution of the Corporation's then outstanding securities, or the liquidation or dissolution of the Corporation or of the sale of all or substantially all of the Corporation's assets.

            d. A "Distribution Date" occurs under the Rights Agreement dated as of January 11, 1999 between the Corporation and American Stock Transfer & Trust Company, as Rights Agent.

        13. Termination of the Plan. Continuance of the Plan is completely
            -----------------------
voluntary, and is not assumed as a contractual obligation of the Corporation or any participating affiliate. The Corporation and each participating affiliate, having adopted the Plan, shall each have the right, at any time, to discontinue prospectively the Plan as to Participants employed or formerly employed by each, or, in the case of the Corporation, serving as a director, after delivery of written notification to the affected Participants of such an intention and the effective date thereof; provided, however, that any such termination shall not adversely affect a Participant's Account balance as of the date of such termination.

        14.  Miscellaneous.
             -------------
             a. Title to and beneficial ownership of any assets, whether cash or investments, that the Corporation or the participating affiliates may set aside or earmark to meet their respective deferred obligations hereunder, shall at all times remain in the Corporation or affiliate and no Participant or beneficiary shall under any circumstances acquire any property interest in any specific assets of the Corporation or affiliate; provided, however, that legal title to any assets set aside in trust shall be in the trustee of the trust. Nothing contained in the Plan and no action taken pursuant to the provisions of the Plan shall create or be construed to create a fiduciary relationship between the Corporation or affiliate and any Participant or any other person. Any funds that may be invested under the provisions of the Plan shall continue for all purposes to be a part of the general funds of the Corporation or an affiliate and no person other than the Corporation or affiliate shall by virtue of the provisions of the Plan have any interest in such funds. To the extent that any person acquires a right to receive payments from the Corporation or an affiliate under the Plan, such right shall be no greater than the right of any unsecured general creditor of the Corporation or affiliate.

            b. The right of the Participant or any other person to the payment of deferred compensation or other benefits hereunder shall not be assigned, transferred, pledged or encumbered except by will or by the laws of descent and distribution.

            c. If the Committee shall find that any person to whom any payment is payable under the Plan is unable to care for his or her affairs because of illness or accident, or is a minor, any payment due (unless a prior claim therefor shall have been made by a duly appointed guardian, committee or other legal representative) may be paid to the spouse, a child, a parent, or a brother or sister, or to any person deemed by the Committee to have incurred expense for such person otherwise entitled to payment, in such manner and proportions as the Committee may determine. Any such payment shall be a complete discharge of the liabilities of the Corporation and its affiliates under the Plan.

            d. Nothing contained herein shall be construed as conferring upon a Participant the right to continue in the employ of the Corporation or an affiliate in any capacity.

            e. The Plan shall be binding upon and inure to the benefit of the Corporation and participating affiliates, and their successors and assigns, and the Participants and their heirs, executors, administrators and legal representatives.

        15. The Plan shall be construed in accordance with, and governed by, the law of the State of Delaware except to the extent that such law is superseded by ERISA.

          IN WITNESS WHEREOF, the Corporation has caused this amendment and restatement of the Plan to be executed and attested by its duly authorized officers and has caused its seal to be affixed as of the date first above written.

(CORPORATE SEAL)               TELEFLEX INCORPORATED

Attest:

/s/ Herbert K. Zearfoss        By:  /s/ Stephen J. Gambone
-----------------------             ----------------------
Secretary

                               Date:  March 24, 1999
                                      --------------